Exhibit 99.1

Silver Bay Realty Trust Corp. Appoints Mark Weld to Board of Directors
NEW YORK, January 5, 2017 -- Silver Bay Realty Trust Corp. (NYSE:SBY) announced today the appointment of Mark Weld as an additional independent director to the Company’s Board of Directors (the “Board”), effective January 4, 2017.
“We are pleased to have Mark join our Board and believe his 40 years of real estate investment and asset management background allow him to provide a beneficial perspective to Silver Bay,” said Irvin Kessler, the Chairman of the Company’s Board of Directors.
Mr. Weld has nearly 40 years of experience as an active real estate investor, developer and manager. His specific focus has been on both discretionary and non-discretionary investment programs on behalf of major public and private pension fund clients. Prior to retiring in 2015, Mr. Weld spent 20 years at Clarion Partners, where he was an equity partner and managing director, overseeing its New England regional headquarters in Boston, in addition to having responsibility for all private market acquisition activities in the area. He also served as portfolio manager on behalf of a number of public and private pension fund clients making and managing investments in all major property types and markets throughout the United States.
Mr. Weld is a Director for the Boch Center (formerly the Citi Performing Arts Center). He is an honors graduate of Dartmouth College with a degree in economics.
Silver Bay Realty Trust Corp.
Silver Bay Realty Trust Corp. is an internally managed Maryland corporation focused on the acquisition, renovation, leasing and management of single-family properties for rental income and long-term capital appreciation. Silver Bay owns single-family properties in Arizona, California, Florida, Georgia, Nevada, North Carolina, Ohio, South Carolina and Texas. Silver Bay has elected to be taxed as a REIT for U.S. federal tax purposes. Additional information can also be found on the company’s website: www.silverbayrealtytrustcorp.com.
Additional Information
Stockholders of Silver Bay, and other interested persons, may find additional information regarding the company at the SEC's website at www.sec.gov or by directing requests to: Silver Bay Realty Trust Corp., Attn: Investor Relations, 3300 Fernbrook Lane North, Suite 210, Plymouth, MN 55447, telephone (952) 358-4400.

Contact

Griffin Wetmore, Executive Vice President of Finance, Silver Bay Realty Trust Corp., investors@silverbaymgmt.com, 952-358-4400.